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                                                               EXHIBIT 5.1


                         MORRISON & FOERSTER LLP
                            425 MARKET STREET
                       SAN FRANCISCO, CA 94105-2482


                                      , 1997


Progenitor, Inc.
1507 Chambers Road
Columbus, Ohio 43212

Ladies and Gentlemen:

   At your request, we have examined the Registration Statement on Form S-1 filed by Progenitor, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on June 6, 1996 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 3,162,500 units (the "Units"), each consisting of one share of Common Stock, $0.001 par value (the "Common Stock"), and one Warrant for the purchase of one share of Common Stock (the "Warrants") (including 412,500 Units subject to the underwriters' over-allotment option). The Units are to be sold to the underwriters named in the Registration Statement for resale to the public.

   As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of up to 3,162,500 Units.

   We are of the opinion that the Units, the shares of Common Stock and the Warrants to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the related Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, and, in the case of the Common Stock, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.


                                       Very truly yours,